Exhibit 10.5

Amended and Restated Employment Agreement

April 21, 2005

Thomas G. David

Dear Tom:

This Amended and Restated Employment Agreement (this “Agreement”), on its Effective Date (as defined below), amends, restates and supercedes your prior Letter of Employment dated March 9, 2000, as amended December 2, 2002, between Avalon Pharmaceuticals, Inc., formerly Therapeutic Genomics, Inc. (the “Company”), and you (the “Prior Letter Agreement”). This Agreement shall be effective and shall supercede the Prior Letter Agreement concurrently with the effective date of the first registration statement filed by the Company to register shares of its common stock for sale to the public through one or more underwriters (the “Effective Date”). Notwithstanding the foregoing, this Agreement shall not become effective, shall be deemed null and void and shall not supercede the Prior Letter Agreement if (i) the Effective Date does not occur prior to January 1, 2006 or (ii) your employment is terminated by the Company or by you for any reason prior to the Effective Date. If this Agreement does not become effective, the Prior Letter Agreement shall remain in full force and effect in accordance with its terms. The terms of your employment are as follows:

Job Title:	General Counsel and Director of Operations

Reporting to:	Kenneth C. Carter

Initial Starting Salary:	$135,000.00 per annum

Starting Date:	Sometime before March 27, 2000

Starting Bonus:	You will be paid a one time starting bonus of $30,000 within thirty (30) days after your start date.

Equity:	Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you options for 70,000 shares of Avalon Pharmaceuticals, Inc. Common Stock under the Company’s Stock Option Plan. The Compensation Committee shall take action (to approve or disapprove the aforementioned grant) on or before April 15, 2000; any failure to take action by April 15, 2000 shall be treated by the parties as approval by the Compensation

Committee. David shall be responsible to prepare all necessary documentation required by law in order for the Compensation Committee to accomplish this act on a timely basis. These incentive stock options will vest quarterly over a five (5) year period at the same per share price as the Company shall make available to other senior managers. The purchase price is expected to be published by addenda to this agreement no later than April 15, 2000. These shares are separate from any Founder’s shares that you have received or shall receive from the Company.

Review and Bonus: You will be eligible for an annual bonus that targets 35% of your base salary and shall be based on goals set by the CEO and the Board of Directors. You will also be eligible for additional awards and bonuses as deemed appropriate by the Board of Directors.

On or about December 31, 2000, that portion of compensation associated with each completed goal shall be awarded. Compensation associated with goals that are completed after December 31, 2000 shall be awarded at the time of completion. Upon completion of Goal 3 in Exhibit A of this offer letter, your annual salary will be increased by 20% over your current salary at that time.

Benefits:	The Company provides a comprehensive benefits program, which includes standard medical and dental benefits, long and short term disability coverage, a 401(K) plan, and a flexible benefits plan. These programs will be provided in accordance with the terms and conditions set forth in each plan, and are subject to change at the Company’s discretion.

Vacation:	Upon completion of the Company’s vacation policy, you will be awarded vacation days according to your position and length of employment with the Company.

Conflict:	You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreements to which you are a party.

Employment Requirements And Period:	If you accept this position, you will be an employee at will, meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the

Company is not obligated to employ you for any specific period. However, if you accept this position you will be bound by the terms and conditions of this agreement and the Avalon Pharmaceuticals, Inc. Confidentiality, Assignment of Inventions and Non-Competition Agreement incorporated herein by this reference and attached as Exhibit B.

Termination:	Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the company without “Cause” (as herein defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall immediately vest one half (1/2) of any shares granted to you under the Company’s Stock Option Plan that has not vested as of the date of your termination, continue to pay you your bi-weekly rate in effect at the time of termination for a period of one year (“Severance”); provide you with outplacement services; provide and pay the Company’s portion of your health insurance and life insurance for a period of one year following such termination; and, at the discretion of the Compensation Committee as may be approved by the Board, pay you a bonus payable in bi-weekly installments commencing in the month following the end of the calendar year of the year of your termination, based upon the bonus it might have paid to you, if any, at the conclusion of the calendar year of your termination, prorated to the date of your termination, and adjusted to reflect whether goals set by the CEO and the Board of Directors were satisfied. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with Cause, the Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan.

“Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty to the company (iii) your breach of the terms of this Agreement, or your failure or refusal to use your best efforts to carry out any material tasks that do not violate any other term of this agreement, provided such tasks are assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the material provisions of the Confidentiality Assignment of Inventions and Non-Competition Agreement.

Termination of your employment by you shall constitute termination for “Good Reason” if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined), (b) within three months of a material diminution in your responsibilities as General Counsel and Director of Operations (provided that such diminution is not in connection with the termination of your employment for Cause), (c) within three months of no longer reporting to Kenneth C. Carter; (d) within three months of your principal work location changing to be more than 50 miles from your current residence; or (e) in the event you should die while an employee of the Company. The Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate pursuant to this paragraph.

A “Change in Control” shall be deemed to have occurred if either: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two (2) year period, individuals who constitute the Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board of Directors caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors; (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) the Company consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, the Company (a “Merger”), in which the owners of outstanding voting stock of the Company immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of the Company approve a plan of liquidation or dissolution.

Upon termination without Cause, the Company will continue coverage of you under directors and officers liability coverage, if any, for a period of 24 months.

Arbitration:	Any controversy or claim arising out of or relating to this Agreement only (and specifically excluding the Confidentiality Agreement), or a breach thereof, shall be settled by arbitration, held within thirty (30) days of a request by either party hereto, in accordance with the Commercial Rules of the American Arbitration Association in effect at the time such arbitration is instituted. The arbitration shall be conducted by a single arbitrator appointed by the American Arbitration Association as soon as practicable following the commencing of such arbitration, provided that, at the request of the Company or David, the arbitration will be conducted by a panel of three arbitrators, similarly appointed. Unless the parties to the arbitration shall otherwise agree to a different place of arbitration, the place of arbitration shall be Montgomery County, Maryland. The arbitration award shall be final and binding upon the parties thereto and may be entered in any court having jurisdiction. The cost of the arbitration, excluding costs of counsel retained by either of the parties, (i) shall be shared equally by the parties hereto so long as the arbitration is conducted by a single arbitrator, or (ii) if the Company or David elect to have the arbitration conducted by a panel of three arbitrators, the one making the election will bear the cost of the additional arbitrators.

Other Provisions:	Employment will be contingent upon your signing the Avalon Pharmaceuticals, Inc. Confidentiality, Assignment of Inventions and Non-Competition Agreement.

I look forward to having you as part of the team and believe you will play in important role in the growth of the Company.

Sincerely,

ON BEHALF OF AVALON PHARMACEUTICALS, INC.:
/s/ Kenneth C. Carter, Ph.D.	April 21, 2005

Kenneth C. Carter, Ph.D.	Date
CEO and President

ACCEPTED:
/s/ Thomas G. David	April 21, 2005

Thomas G. David	Date

Exhibit A

Goals for Tom David

Definitions

     “Affiliated Company” and “Affiliated Companies” means one or both of two companies that are to be funded by Oxford Biosciences, Inc. (which companies have tentatively been named “Psychiatric Genomics” and “Cardio Genomics”).

     “Grant Funds” means additional grant, subsidy or other non-equity funds, excluding SBIR grants, paid on or before September 6, 2001.

     “Grant Proposal” means an SBIR or other grant proposal.

     “Management Decision” means any decision, action or inaction by the Company’s Board of Directors or its management, exclusive of Tom David.

     “MEDCO License Agreement” means a License Agreement effective December 20, 1999, between the Company and the Maryland Economic Development Corporation.

     “Moving Date” means the first full business day after the Company vacates its present quarters at the Shady Grove Life Sciences Center.

     “Research Agreement” means a binding agreement with a pharmaceutical company that the Company’s management, at time of agreement, anticipates will generate in excess of $10 Million in research funds milestone payments and other funds to the Company within three (3) years of the agreement.

1.	Obtain payment of Grant Funds for the Company and/or both Affiliated Companies, in any combination. Total potential award weight: 7.5%, to be awarded in increments of 1.5% for every $40,000.00 in Grant Funds up to a total amount of $200,000.00.

2.	Coordinate and supervise a Grant Proposal. Total potential award weight: 7.5% to be awarded in two (2) increments of 3.75%, the first due upon submission of one or more competitive proposals, and the second upon award of a grant to the Company on or before September 6, 2001.

3.	Participate in the negotiation and approval process leading to execution of a Research Agreement. Total potential award weight: 10%, due upon execution of a binding agreement.

4.	Effect a cost-effective and efficient relocation of the Company from its present quarters at the Shady Grove Life Sciences Center in Montgomery County, Maryland, to new quarters. Total potential award weight: 30%. Partial credit shall be awarded for having functioning e-mail, telephone and computer systems in operation on or before close of the seventh calendar day after the moving date; and partial credit shall also be awarded for taking actions that prevent the imposition of any obligation on the Company’s part to pay royalties under an extended MEDCO License Agreement.

5.	Manage the Company’s relations with the Affiliated Companies to maximize the economies of scale and enhance the ability of all three companies to meet their goals. Total potential award weight: 20%. Partial award will be credited upon David’s making available to all three companies for joint purchase or use of common services and facilities (including, without limitation, medical insurance, computer services, communications lines, shared databases and software).

6.	On or before September 6, 2000, establish and operate systems in the following areas: purchasing, inventory, receiving, investment and cash management, payroll, accounting, budgeting and human resources. Total award weight: 25%.

     Provided, however, that if any Management Decision adversely impacts David’s fulfillment, in whole or in part, of any of the foregoing goals, the weight assigned to the affected goal(s) will be reduced to zero and the weights of the remaining goal(s) will be increased proportionally, unless no goal is remaining, in which case the goals will be deemed to have been fulfilled.